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                                                                     EXHIBIT 5.1

                    [GRAYDON HEAD & RITCHEY LLP LETTERHEAD]


RICHARD G. SCHMALZL
DIRECT DIAL:  (513) 629-2828
E-MAIL:  rschmalzl@graydon.com


                                November 26, 2001

Investors as named in the
Stock Purchase Agreements
dated as of November 20, 2001
with Regent Communications, Inc.

Robertson Stephens, Inc.
100 Federal Street, 32nd Floor
Boston, MA 02210

         RE: REGENT COMMUNICATIONS, INC. SALE OF SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE

Ladies and Gentlemen:

         We have acted as counsel to Regent Communications, Inc., a Delaware corporation (the "Company"), in connection with the preparation, execution and delivery of those certain Stock Purchase Agreements dated as of November 20, 2001 (the "Agreements"), between the Company and the Investors named therein, and the transactions contemplated thereby. This opinion is rendered to you pursuant to Section 3 of the Agreements. All capitalized terms used herein and not otherwise defined have the respective meanings ascribed to them in the Agreements.

         As counsel for the Company, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In addition, we have examined such documents and materials, including the corporate records of the Company, as we have deemed necessary for the purpose of this opinion and have relied upon certain certificates and opinions as hereinafter set forth. On the basis of the foregoing, we express the following opinions:

                  (1) The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under the Agreements, and the Agreements have been duly authorized and validly executed and delivered by the Company.


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                  (2) The Agreements constitute valid and legally binding
obligations of the Company, enforceable against the Company in accordance with their terms.

                  (3) The Shares being purchased by the Investors pursuant to the Agreements, when issued and delivered by the Company pursuant to the Agreements against payment of the consideration set forth therein, will be duly authorized, validly issued, fully paid and nonassessable.

                  (4) The execution, delivery and performance of the Agreements by the Company, the issuance and sale of the Shares by the Company under the Agreements, the use of proceeds from the sale of the Shares by the Company to repay outstanding borrowings under the Company's credit facility and for general corporate purposes, the Company's performance of the Agreements, and the Company's consummation of the transactions contemplated by the Agreements will not conflict with or result in a breach or violation of any of (A) the Company's Certificate of Incorporation or bylaws, as such Certificate and bylaws have been amended through the date hereof, or (B) the terms or provisions of any material agreement or instrument which is filed as an exhibit to the Company's Exchange Act Documents, which conflict, breach or violation could reasonably be expected to have a Material Adverse Effect.

                  (5) Subject to, in reliance upon, and assuming the correctness of the representations and warranties of the Investors set forth in Section 5 of the Agreements and assuming that Robertson Stephens, Inc. ("Robertson Stephens"), as placement agent, has conducted the offering of the Shares in accordance with Section 1.C. of the engagement letter dated as of November 7, 2001 (the "Engagement Letter") between Robertson Stephens and the Company, the offer and sale of the Shares by the Company pursuant to the Agreements is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").

         The opinion expressed in numbered paragraph (2) above is subject to the following qualifications: (A) enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws or general application affecting creditors' rights generally, (B) enforceability may be limited by general equitable principles, including, without limitation, the doctrines of good faith, fair dealing, reasonableness and materiality, and the discretion of courts in applying the remedy of specific performance, injunctions, or other equitable remedies (whether enforcement is considered in a proceeding at law or in equity), and (C) no opinion is expressed as to the enforceability of (i) self-help provisions, (ii) provisions which purport to limit, or permit the alteration or termination of, the rights of third parties, (iii) provisions which purport to establish evidentiary standards, (iv) provisions related to waiver of rights, notices or defenses, notifications or remedies (or the delay or omission of enforcement thereof), disclaimers of liability, liability limitations with respect to third parties, release of legal or equitable rights, discharges of defenses, or liquidated damages, (v) provisions which purport to require payment or reimbursement of attorney's fees, collection fees, or litigation expenses of another party, or
(vi) provisions providing rights to indemnity and contribution, which rights may be limited by state or federal securities laws or the public policies underlying such laws.

         Our opinion regarding enforceability of the Agreements is further subject to the qualifications that (i) we render no opinion as to the enforceability of any provision of the


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Agreements which constitutes a penalty as opposed to reasonable compensatory damages, and (ii) certain other rights, remedies, waivers, or other provisions of the Agreements may not be enforceable or specifically enforced, but any such unenforceability will not render the Agreements invalid as a whole or substantially interfere with the realization of the principal benefits which the Agreements purport to provide (except for the economic consequences of procedural or other delay).

         In addition, we have assumed the genuineness of all signatures (other than signatures on behalf of the Company), and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies and the due authority of all persons executing the same. We have also assumed that each party to the Agreements (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make the Agreements enforceable against it, including the due authorization, execution and delivery of the Agreements. In rendering the foregoing opinions, we have also relied as to matters of fact on certificates of officers of the Company and of various state officials.

         We have further assumed that all parties have acted and will act in good faith, without fraud, duress, undue influence, or a lack of conscionability or fair dealing. With respect to applicable law, we have assumed the constitutionality of all relevant law and the general availability of all relevant decisions, rules and regulations to lawyers practicing in the State of Ohio.

         Wherever we have stated that we have assumed any matter, it is intended to indicate that we assume such matter without making any factual, legal or other inquiry or investigation concerning such matter. Nothing has come to our attention that would lead us to believe that our assumptions are not justified. This opinion speaks only as of its date, and we specifically disclaim any obligation to update or revise this opinion as circumstances of fact or law change. Our opinions set forth herein are strictly limited to the matters expressly set forth, and no other opinions are to be implied.

         This letter deals only with the specific legal issues it explicitly addresses. Accordingly, an express opinion concerning a particular legal issue does not address any other matters. An express opinion includes an implied opinion only if it is both essential to the legal conclusion reached by the express opinion and, based upon prevailing norms and expectations among experienced lawyers in the State of Ohio, reasonable in the circumstances.

         Further, in rendering the above opinions, we are not passing on any matter which is not governed by Ohio law, Kentucky law or Federal law (excluding matters relating to the Communications Act of 1934, as amended), except for matters governed by the General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction. Further, we do not opine as to the effect of federal or state antitrust, labor, employee benefit, intellectual property, environmental, tax or criminal law, or as to the effect of local law.


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         Only the addressees are entitled to rely upon or to assert any legal rights based upon this letter, and Robertson Stephens may rely on this letter only for purposes contemplated by the Engagement Letter. The addressees may not rely on this letter or this firm for any legal or other analysis beyond that set forth in this letter, such as the broader guidance and counsel that we might provide to the Company. This opinion is given solely for your benefit specifically in connection with the Agreements and may not be provided to, or relied upon by, any other person or entity without our prior written consent.

                                Very truly yours,

                                GRAYDON HEAD & RITCHEY LLP



                                By: /s/ RICHARD G. SCHMALZL
                                    -----------------------
                                   Richard G. Schmalzl, Partner